Exhibit 99.1

Rigel Announces Departure of Chief Financial Officer

Launches Search for Chief Financial Officer with Commercial-Stage Expertise

SOUTH SAN FRANCISCO, Calif., Dec. 15, 2017 /PRNewswire/ — Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today announced the resignation of Ryan Maynard, executive vice president and chief financial officer, effective December 31, 2017. Nelson Cabatuan, Rigel’s vice president, finance will serve as the company’s interim principal accounting officer.

“On behalf of the entire company, I want to thank Ryan for his significant contributions during his sixteen years at Rigel. We are grateful for his leadership and the opportunity to continue our relationship with him as he serves in a consultancy role during this changeover,” stated Raul Rodriguez, president and chief executive officer of Rigel. “Given the recent financing, I believe Rigel has the financial resources to successfully prepare for the potential launch of fostamatinib for ITP, making the timing right for this transition.”

The Company has initiated an external search for its next chief financial officer who is expected to have significant commercial experience.

About Rigel (www.rigel.com)

Rigel Pharmaceuticals, Inc. is a biotechnology company dedicated to discovering, developing and providing novel small molecule drugs that significantly improve the lives of patients with immune and hematological disorders, cancer and rare diseases. Rigel’s pioneering research focuses on signaling pathways that are critical to disease mechanisms. The company’s current clinical programs include clinical trials of fostamatinib, an oral spleen tyrosine kinase (SYK) inhibitor, in a number of indications. Rigel has submitted and the FDA has accepted for review, an NDA for fostamatinib in patients with chronic or persistent immune thrombocytopenia (ITP). In addition, Rigel has product candidates in development with partners BerGenBio AS, Daiichi Sankyo and Aclaris Therapeutics.

Forward Looking Statements

This release contains forward-looking statements relating to, among other things, Rigel’s ability to identify and retain a chief financial officer with significant commercial experience, Rigel’s transition into a commercial stage company and its financial position to prepare for launch. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believe,” “transform,” “potential,” “expect,” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are based on Rigel’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, the competitive market for executives in Rigel’s industry and geography; the FDA may interpret Rigel’s findings differently, which could result in the FDA not approving the NDA; the availability of resources to develop Rigel’s product candidates; Rigel’s need for additional capital in the future to sufficiently fund Rigel’s operations and research; market competition; as well as other risks detailed from time to time in Rigel’s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the period ended September 30, 2017. Rigel does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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Contact: Raul Rodriguez
Phone: 650.624.1302
Email: invrel@rigel.com

Media Contact: Jessica Daitch
Phone: 917.816.6712
Email: jessica.daitch@inventivhealth.com